Exhibit 99

MEREDITH CORPORATION
FISCAL 2008 SECOND QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. I am Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Thank you and good morning. Participating with me are Publishing Group President Jack Griffin, Broadcasting Group President Paul Karpowicz and Chief Financial Officer Suku Radia. I'll begin with an overview of key accomplishments, discuss performance in our Publishing and Broadcasting groups, and conclude by updating our current earnings outlook. Then we will be happy to answer your questions.

We are very pleased with our second quarter performance. Highlights include:

  Earnings per share were $0.75 - up 4 percent from a year ago. We achieved this growth despite the dual challenge of a significant increase in postal rates along with an off-political year at our television stations - where net political revenues were $22 million less than the prior-year quarter.

  Publishing advertising revenues grew 8 percent on a strong increase in nets per page;

  Circulation contribution and margin increased in the quarter. Circulation revenues declined, due primarily to the transition of Parents, Family Circle and Fitness magazines to the Meredith direct-to-publisher model.

  Broadcasting non-political advertising revenues rose 6 percent;

  Meredith Integrated Marketing continued its strong performance, with revenues up 50 percent and operating profits climbing more than 60 percent.

Additionally in the second quarter:

  We generated more than $41 million in free cash flow;
  We repurchased approximately 490,000 shares; and
  We retired $40 million in debt.

Finally, I am pleased to tell you that two of our largest magazines received industry accolades during the quarter. Better Homes and Gardens, our flagship property, was named Magazine of the Year by Advertising Age; and More magazine - the 2006 Magazine of the Year - was named No. 2.

For the first half of the fiscal year:

  Earnings per share rose 7 percent and net earnings rose 6 percent;
  Publishing Group advertising revenues grew 11 percent;
  Broadcasting Group non-political advertising revenues grew 4 percent;
  We continued to exercise disciplined expense management

Our fiscal 2008 performance reflects the strengths that have made Meredith one of America's top performing media and marketing companies. We combine a tremendous base of traditional publishing, broadcasting and marketing assets, along with a growing and profitable array of online, digital and video initiatives. This enables us to reach approximately 85 million unduplicated American women every month with content how -- and when -- she wants to receive it.

PUBLISHING

Now, let me turn to our Publishing Group performance for the second quarter.

Publishing operating profit increased nearly 30 percent over the prior-year quarter to $45 million and operating profit margin increased nearly 3 percentage points. Revenues rose 5 percent to $309 million.

Strong growth in magazines and our custom marketing activities was partially offset by continued weakness at Meredith Books. To strengthen results, we are combining our Special Interest Media, Newsstand and Book operations into one business unit called Meredith Retail.

We will implement a retail marketplace strategy that allows us to take full advantage of the strengths and capabilities we possess in areas including content creation, brand management, and sales and marketing.

Magazines

Our consumer magazines continue to demonstrate powerful and enduring consumer appeal. According to recently released data from Mediamark Research and Intelligence, readership across Meredith's large subscription magazines is nearly 100 million consumers, equal to levels five years ago.

This is in sharp contrast to trends in the print industry, particularly newspapers and news weekly magazines, which have experienced significant readership declines in recent years. Our strong readership drives advertising revenue growth that is particularly evident at four key Meredith brands - Parents, More, Family Circle and our flagship, Better Homes and Gardens.

  Parents has strengthened its leadership position in the parenthood sector. Advertising revenues increased 17 percent in the quarter, and net revenues per advertising page grew 18 percent. In July, we launched our new parenthood portal - Parents.com - along with Parents TV, our new broadband video channel. In December, Parents TV launched across the 12-million-household Comcast cable system as a new video on demand channel.

  More continued to be a major creative and financial success. Advertising revenues grew 30 percent in the quarter, and net revenues per advertising page grew 13 percent. We raised More's rate base to 1.2 million with the February 2008 issue, which is on newsstands now.

  Family Circle continued to flourish under Meredith ownership. Its advertising revenues increased 8 percent in the quarter, and net revenues per advertising page grew 5 percent. It is now the No. 2 book in the women's service field behind Better Homes and Gardens. When we acquired the magazine in 2005, it was No. 5 in a six-title field.

  Better Homes and Gardens continued its strong performance, driven by new creative and sales leadership. Advertising revenues increased 9 percent, and net revenues per advertising page increased 5 percent in the quarter.

  Additionally, our Hispanic business - while still an emerging category - continues to experience strong growth. Our Spanish-language women's lifestyle title, Siempre Mujer, increased advertising revenues more than 70 percent in the quarter and more than 40 percent for the first half of fiscal 2008. We recently combined our two Spanish-language parenthood brands, Ser Padres and Healthy Kids en Espanol, under the Ser Padres brand. We increased the frequency of the new Ser Padres to 8 times per year, and boosted its rate base 40 percent to 700,000.

Looking more closely at advertising across the group, the categories of Food and Beverage, Direct-to-Consumer Pharmaceuticals, Direct Response and Toiletries and Cosmetics were particularly strong. They accounted for approximately 55 percent of magazine advertising revenues in the quarter.

Weaker categories included Non Direct-to-Consumer Remedies, Consumer Electronics and Media & Entertainment.

Sales and Marketing

A key factor in our advertising success is an increased emphasis on developing multi-platform advertising and marketing programs for our clients. We secured a series of new business wins in the quarter with programs spanning several Meredith media platforms.

  For Dreamworks, we created a campaign to promote the release of Shrek 3 on DVD. It included ads in our October issue and a mock-cover for the November issue of Parents magazine, a billboard in Times Square, podcast promotions on the web and i-tunes.com, and a national public relations effort.
  For Discover Card, we created a Parents-branded campaign that runs across the magazine, parents.com and parents.tv. Aimed at providing time-saving tips for busy parents, the campaign seeks to generate new customers for Discover.
  In November, we created a Family Circle Holiday television network special sponsored by Dodge that was hosted by Food Network personality Sandra Lee and was featured across the magazine, Internet and Better.tv.

Integrated Marketing

Meredith Integrated Marketing had an outstanding quarter, as revenues rose more than 50 percent and operating profit increased more than 60 percent.

Results included increased contributions from three marketing acquisitions over the last year: Genex, New Media Strategies and Directive. On a comparable basis, revenues and operating profit each rose 15 percent, reflecting strong performance by our legacy business and from online marketer O'Grady Meyers.

Let me share a few Integrated Marketing highlights:

  During the quarter, we were awarded new business by Wal-Mart Stores. We will produce two versions of an Idea Book: One will be mailed directly to 3.7 million homes and another will be inserted into more than 11 million copies of our largest magazines, including Better Homes and Gardens, Midwest Living and Country Home.
  We renewed our business with Nestle's Good Start line of infant nutrition products. We were also awarded new interactive and customer relationship management business for Gerber.
  We were awarded additional database marketing and analytics business from Suzuki.

Over the past two years we have transformed Meredith Integrated Marketing from a pure custom publisher to a full marketing services provider.

Our added capabilities are further strengthening our competitive position and our relationships with key corporate clients, allowing us to more successfully compete for -- and win -- multi-platform customer relationship marketing programs.

Meredith Interactive Media

Revenues at Meredith Interactive Media rose more than 25 percent during the quarter, benefiting from the recent redesigns of BHG.com and Parents.com along with strong performance across the Company's niche enthusiast sites.

The number of unique visitors averaged 10 million and page views averaged nearly 150 million per month during the quarter. The average time spent on the sites per visitor grew 5 percent to 12 minutes. The total number of videos viewed rose 75 percent to 2.7 million.

Among sales successes, we launched a product called "Recipes-on-the-Go" that delivers Better Homes and Gardens food recipes to Motorola's Q9 cell phone.

We also created a program for AT&T's Places campaign that reached consumers in a holiday shopping mindset through advertising focused on holiday, food and entertaining across several of our interactive properties. It is a multi-million dollar program, the largest sold in Meredith Interactive's history.

BROADCASTING

Broadcasting operating profit declined to $28 million from $40 million, and revenues decreased 16 percent to $88 million in the second quarter. For the first six months, operating profit declined to $41 million from $58 million, and revenues decreased 13 percent to $162 million.

These results reflect the cyclical decline in political advertising. Net political revenues were $22 million less than the prior-year quarter, and $30 million less than the prior-year fiscal first half. Non-political advertising revenues grew 6 percent in the second quarter, and 4 percent in the first six months.

Looking more closely at advertising, the categories of Professional Services, Furnishings and Entertainment were particularly strong. They account for nearly 25 percent of total Broadcasting revenue. In addition to Political, weaker categories included Movies and Automotive, which was down 4 percent, as growth in imports partially offset the decline in domestic spending.

Among second quarter Broadcasting highlights:

  Broadcasting continued to strengthen its news position in the November ratings book. Our CBS affiliate in Hartford and Fox affiliate in Portland, Oregon, were both the top-rated stations across all time periods.
  Additionally, our Fox affiliates in Greenville, Las Vegas and Portland posted strong growth in morning news, which is the fastest-growing daypart in terms of viewers and advertising revenues. Morning news now accounts for one-third of news revenues across the Broadcasting Group, up from 25 percent three years ago.
  Broadcasting online revenues rose 50 percent. The number of average unique visitors rose six-fold to 3 million per month, reflecting ongoing investments in technology, content, promotions and sales related activities. The number of videos streamed on Broadcasting's sites nearly doubled to 1.5 million per month.
  Better, our daily lifestyle television program that runs across our station group and is in syndication to three non-Meredith stations, is off to a strong start. It won its time period in Hartford and has strong ratings in both Greenville and Portland. Content from the Better show is also available online at www.better.tv and www.parents.tv, Meredith's broadband video channels.
  Last month, Meredith parenthood video content launched across Comcast Corp.'s cable systems on a new video on demand channel branded Parents TV that reaches more than 12 million households. Meredith and Comcast share the advertising revenues.

CORPORATE

Turning to full Company financial metrics, our total debt at the end of the quarter was $420 million and our weighted average interest rate was 5 percent.

As I noted earlier, we generated more than $41 million in free cash flow in the quarter. We repurchased approximately 490,000 shares. We repurchased 1.4 million shares in the first half of fiscal 2008, compared to approximately 1.1 million shares in all of fiscal 2007. We have repurchased an additional 200,000 shares since the end of the fiscal second quarter. To date in fiscal 2008, we have repurchased approximately 1.6 million shares. Additionally, during the second quarter we reduced our debt by $40 million.

Our overall effective tax rate in fiscal 2008 is expected to be 38.9 percent with some quarter-to-quarter variance due to the adoption of FIN 48. We expect our effective tax rate in the third and fourth quarters of fiscal 2008 to be 36.6%, and 39.3%, respectively.

OUTLOOK

With that review of our business operations, let me turn to our expectations for the fiscal third quarter and full fiscal 2008.

At this early point in the year the outlook for advertising in calendar 2008 remains unclear for both businesses. Advertisers continue to make decisions later, resulting in uneven spending patterns and continued period-to-period volatility.

In Publishing, after an extremely strong calendar 2007, where our advertising revenues grew 8 percent, calendar 2008 is off to a slower start. There is continued strong growth at our industry-leading parenthood titles, but our women's service field titles are down in early calendar 2008. Over the past five years, our Publishing advertising revenues have grown in the low- to mid-single digit range on average. We see no reason to believe this trend will change as we look to the future.

In Broadcasting, local advertising - which accounts for almost two-thirds of the group's non-political ad revenues - remains strong. However, national advertising is not as robust. The wildcard is the timing and amount of early political advertising.

In addition, we continue to absorb an annualized postal rate increase of more than $13 million in fiscal 2008.

For the fiscal third quarter, Publishing advertising revenues and Broadcasting pacings are currently down slightly, compared to the prior-year quarter. We expect to report earnings per share of approximately $0.98 in the fiscal third quarter.

We continue to expect fiscal 2008 earnings per share to range from $3.50 to $3.55. This guidance is consistent with what we have provided since the beginning of the fiscal year.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the third quarter and full fiscal year. These include overall advertising volatility; the performance of the Company's retail businesses; the amount of political advertising revenues generated at the Company's broadcast television stations; and paper prices and postal rates.

These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

CONCLUSION

To conclude, I am very pleased to report another strong quarter and first half for our shareholders.

As we look ahead, we continue to focus on five areas:

  Strengthening and growing our Publishing business and brands;
  Strengthening our retail operations;
  Integrating and expanding our custom marketing capabilities;
  Maximizing the margin opportunity in our Broadcasting business and;
  Expanding our online and video platforms.

In addition, we continue to exercise disciplined expense management.

Now, we will be happy to answer any questions you may have.